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High-trigger loss-absorbing additional tier 1 capital instrument

Issuer	UBS Group AG
ISIN	CH0558521263
Issue Date	29.07.2020
Currency	USD
Nominal (million)	750.0
Interest Rate	5.125% [1]
Maturity Date	perpetual
First Call Date	29.07.2026

1 Rate subject to change after first call date.

TERMS AND CONDITIONS OF THE NOTES

The terms and conditions of the Tier 1 Capital Notes issued by UBS Group AG are as follows:

1.                  DEFINITIONS

"Additional Amounts" has the meaning assigned to such term in clause (b) of Condition 8 (Taxation).

"Additional  Tier  1  Capital"  means,  at  any  time,  any  item  that  qualifies  as  additional  tier  1  capital (zusätzliches Kernkapital) under National Regulations at such  time.

"Agency  Agreement"  means  the  Agency  Agreement  dated  as  of  the  Issue  Date,  among  the  Issuer, the Principal Paying Agent, the Calculation Agent and the other agents from time to time party thereto, as amended, supplemented or otherwise modified from time to time.

"Alignment Event" has the meaning assigned to such term in clause (a) of Condition 11 (Substitution and Amendment).

"Alternative Loss Absorption Date" has the meaning assigned to such term in clause (f) of Condition 6 (Contingent Write-down).

"Auditor"  means  the  accounting  firm  (i)  appointed  by  the  Board  of  Directors  of  the  Group  Holding Company or the shareholders of the Group Holding Company, as the case may be, to provide, among other things, audit and/or review opinions on the Group Holding Company's financial statements, and  (ii)  approved  by  FINMA  in  accordance  with  the  Financial  Market  Supervisory  Act (Finanzmarktaufsichtsgesetz) of 22 June 2007, as amended from time to time.

"Authorised Signatories" means any two authorised officers of the Issuer signing jointly.

"Balance Sheet Date" means (i) with respect to any Ordinary Publication Date, the cut-off date for the measurement of the CET1 Ratio in the Quarterly Financial Accounts published on such Ordinary Publication  Date,  and  (ii)  with  respect  to  any  Extraordinary  Publication  Date,  the  cut-off date for the Reviewed Interim Measurement published upon the instruction of FINMA on such Extraordinary Publication Date.

"Bankruptcy Event" means any of the following events with respect to the Issuer: (i) the adjudication of bankruptcy (Konkurseröffnung) pursuant to articles 171, 189, 190, 191 or 192 of the DEBA,  including,  without  limitation,  in  connection  with  article 725a of  the  Swiss  Code,  (ii)  the granting of a provisional or definitive stay of execution (provisorische oder definitive Nachlassstundung) pursuant to article 293 et seq. of the DEBA, (iii) the ordering of restructuring proceedings (Sanierungsverfahren) pursuant to articles 28 to 32 of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG, and/or (iv) the ordering of liquidation proceedings (Liquidation) pursuant to articles 33 to 37g of the FBA or pursuant to any successor or analogous Swiss law  or  regulation  applicable  to  bank  holding  companies  in  Switzerland  such  as  UBS Group  AG;  provided,  however,  that  none  of  the  following  will  constitute  a  Bankruptcy  Event:

(x) mere debt collection proceedings (Betreibungsverfahren) pursuant to article 38 et seq. of the DEBA, (y) proceedings in connection with a freezing order (Arrestverfahren)  pursuant  to  article 271 et seq. of the DEBA, and/or (z) the institution of protective measures (Schutzmassnahmen) pursuant to article 26 of the FBA or pursuant to any successor or analogous Swiss law  or  regulation  applicable  to  bank  holding  companies  in  Switzerland  such  as  UBS Group AG, including, in the case of each of subclauses (x), (y) and (z), any steps (other than any steps described in clauses (i) through (iv) of this definition) taken under or in connection therewith.

"BIS  Regulations"  means,  at  any  time,  the  capital  adequacy  standards  and  guidelines  promulgated by the Basel Committee on Banking Supervision, as implemented by FINMA in Switzerland at such time.

"BIS Risk Weighted Assets" means, as of any Balance Sheet Date, the aggregate amount, in the Presentation Currency, of risk-weighted assets of the Group as of such Balance Sheet Date, as

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determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of FINMA on the relevant Extraordinary Publication Date, as applicable. For the avoidance doubt, the term "risk-weighted  assets"  as  used  in  this  definition  has  the  meaning  assigned  to  such  term  in  the  BIS Regulations in effect as of the relevant Balance Sheet Date.

"Business Day"  means  a  day  (other  than  a  Saturday  or a  Sunday)  on  which  commercial  banks  and foreign exchange markets settle payments and are open for general business (including, without limitation, dealing in foreign exchange and foreign currency deposits) in London, New York City and Zurich.

"Calculation Agent" means UBS AG, in its capacity as calculation agent for the Notes, and includes any successor Calculation Agent appointed in accordance with the terms of the Agency Agreement.

"Calculation Amount" means USD 1,000.

"Calculation Period" means the relevant period for which interest is to be calculated from (and including) the first day in such period to (but excluding) the last day in such period.

"Capital Adequacy Ordinance" means the Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers, which entered into force on 1 January 2013, as amended from time to time, or any successor Swiss law or regulation.

"CET1 Capital" means, as of any Balance Sheet Date, the aggregate amount, in the Presentation Currency, of items that constitute common equity tier 1 capital of the Group as of such Balance Sheet Date, less any deductions from common equity tier 1 capital required to be made, in each case as determined by the Group Holding Company pursuant to the BIS Regulations applicable to the Group Holding Company as of such Balance Sheet Date, and as (i) disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) may be disclosed as a component of the Reviewed Interim Measurement published upon the instruction of FINMA on the  relevant  Extraordinary  Publication  Date,  as  applicable.  For  the  avoidance  of  doubt,  the  term "common equity tier 1 capital" as used in this definition has the meaning assigned to such term in the BIS Regulations in effect as of the relevant Balance Sheet Date.

"CET1 Ratio" means, as of any Balance Sheet Date, the CET1 Capital as of such Balance Sheet Date, divided by the BIS Risk Weighted Assets as of such Balance Sheet Date, expressed as a percentage, such  ratio  (or  the  components  thereof)  as  determined  by  the  Group  Holding  Company, and (i) as disclosed in the Quarterly Financial Accounts published on the relevant Ordinary Publication Date or (ii) constituting (or as disclosed in) the Reviewed Interim Measurement published upon the instruction of FINMA on the relevant Extraordinary Publication Date, as applicable.

"Compliant Securities" means securities issued by UBS Group AG or any of its subsidiaries that have economic terms not materially less favourable to a Holder than these Terms and Conditions (as reasonably determined by the Issuer), provided that:

(a)                 such  securities  (A)  include  terms  that  provide  for  the  same  interest  rate  and  principal  from time to time applying to the Notes, (B) rank pari passu with the Notes and (C) preserve any existing rights under these Terms and Conditions to any accrued and unpaid interest that has not been satisfied;

(b)                where such securities are issued by a subsidiary of UBS Group AG, UBS Group AG has irrevocably and unconditionally guaranteed to the holders of such securities, on a subordinated basis corresponding mutatis mutandis to Condition 3 (Status and Subordination), the due and punctual payment of all amounts due and payable by such subsidiary under,  or  in  respect  of,  such  securities  pursuant  to  article  111  of  the  Swiss  Code;

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(c)                 where the Notes that have been substituted or amended were listed immediately prior to their substitution  or  amendment,  such  securities  are  listed  on  (A)  the  SIX  Swiss  Exchange or (B) such other internationally recognised stock exchange selected by the Issuer; and

(d)                where the Notes that have been substituted or amended were rated by a rating agency immediately prior to such substitution or amendment, each such rating agency has ascribed, or announced its intention to ascribe and publish, an equal or higher rating to such securities.

"Contingent  Write-down"  means  the  events  described  in  subclauses  (i)  through  (iii)  of  clause  (d) of Condition 6 (Contingent  Write-down).

"Day  Count  Fraction"  means,  in  respect  of  any  period  (the  "Calculation  Period"),  the  number  of days in the Calculation Period divided by 360 calculated on a formula basis as follows:

[360x  (Y 2   - Y 1  )] +  [30x  (M   2   - M 1  )] +  (D 2   - D 1  )

Day Count Fraction  =                                               360

where:

"Y 1" is the year, expressed as a number, in which the first day of the Calculation Period falls;

"Y 2" is the year, expressed as a number, in which the day immediately following the last day included in the Calculation Period falls;

"M 1" is the calendar month, expressed as a number, in which the first day of the Calculation Period falls;

"M 2" is the calendar month, expressed as number, in which the day immediately following the last day included in the Calculation Period falls;

"D 1" is the first calendar day, expressed as a number, of the Calculation Period, unless such number would be 31, in which case D1 will be 30; and

"D 2" is the calendar day, expressed as a number, immediately following the last day included in the Calculation Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

"DEBA" means the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889, as amended from time to time.

"Distributable Items" means, in respect of an Interest Payment Date, the aggregate of (i) net profits carried forward and (ii) freely distributable reserves, in each case, less any amounts that must be contributed to legal reserves under applicable law, all in UBS Group AG's reporting currency and as appearing in the Relevant Accounts.

"Event  of  Default"  has  the  meaning  assigned  to  such  term  in  clause  (a)  of  Condition  10  (Events  of Default).

"Extraordinary Publication Date" means the Business Day on which a Reviewed Interim Measurement is published upon the instruction of FINMA, after FINMA has determined that the conditions for issuing a Trigger Event Write-down Notice in accordance with Condition 6 (Contingent Write-down) have been met.

"Extraordinary Trigger Event Notice Date" has the meaning assigned to such term in subclause (b)(i) of Condition 6 (Contingent  Write-down).

"FBA" means the Swiss Federal Act on Banks and Savings Institutions of 8 November 1934, as amended from time to time.

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"FINMA" means the Swiss Financial Market Supervisory Authority FINMA and any successor thereto.

"First Call Date" means 29 July 2026.

"Fixed Interest Rate" means 5.125 per cent. per annum.

"Former Residence" has the meaning assigned to such term in subclause (a)(v) of Condition 13 (Issuer Substitution).

"Going-Concern LR Requirement" means a requirement under National Regulations for systemically relevant banks (systemrelevante Banken) to hold a minimum amount of going- concern capital (Eigenmittel zur ordentlichen Weiterführung der Bank), which amount is set by reference to the leverage ratio (Höchstverschuldungsquote) of such bank.

"Going-Concern RWA Requirement" means a requirement under National Regulations for systemically relevant banks (systemrelevante Banken) to hold a minimum amount of going- concern capital (Eigenmittel zur ordentlichen Weiterführung der Bank), which amount is set by reference to the risk weighted assets (risikogewichtete Positionen) of such bank.

"Group"  means,  at  any  time,  the  Group  Holding  Company  and  all  its  subsidiaries  and  other  entities that are  included  in  the  Group  Holding  Company's  consolidated  capital  adequacy  reports  prepared pursuant to National Regulations.

"Group Holding Company" means, at any time, the top Swiss holding company at such time of the financial group to which UBS Group AG belongs for purposes of preparing consolidated capital adequacy  reports  pursuant  to  National  Regulations.  As  at  the  Issue  Date,  the  Group  Holding Company is UBS Group  AG.

"Higher-Trigger  Amount"  means,  as  of  any  Publication  Date,  the  sum  of  (i)  the  maximum  portion of the aggregate principal amount, in the Presentation Currency of the Quarterly Financial Accounts or Reviewed Interim Measurement, as the case may be, to which such Publication Date relates,  of  all  Higher-Trigger  Contingent  Capital,  if  any,  outstanding  on  the  relevant  Balance  Sheet Date that  could  be  converted  into  equity  and/or  fully  or  partially  written  down,  or  otherwise  operate to increase the CET1 Capital, if a Higher-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, and (ii) the maximum portion of the aggregate principal amount, in the Presentation Currency of the Quarterly Financial Accounts or Reviewed Interim Measurement, as the case may be, to which such Publication Date relates, of all Higher-Trigger Contingent Capital, if any, issued after the relevant Balance Sheet Date, but prior to such Publication Date, that could be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, if a Higher-Trigger Write-down/Conversion Notice were delivered in accordance with the terms thereof, in the case of each of clauses (i) and (ii), as  determined  by  UBS  Group  AG.  For  purposes  of  clause  (ii)  of  this  definition  and,  in  the  case of an Extraordinary Publication Date, clause (i) of this definition, the aggregate principal amount of any Higher-Trigger Contingent Capital that is not denominated in the Presentation Currency will be converted into the Presentation Currency at the applicable prevailing exchange rate on the last Business Day preceding the relevant Publication Date, as determined by UBS Group AG. In the  case  of  an  Ordinary  Publication  Date,  for  purposes  of  clause  (i)  of  this  definition,  the  aggregate principal amount of any Higher-Trigger Contingent Capital that is not denominated in the Presentation Currency  will  be  converted  into  the  Presentation  Currency  at  the  applicable  exchange rate used for such purposes in the relevant Quarterly Financial Accounts.

"Higher-Trigger Contingent Capital" means any instrument issued by, or any other obligation of, any  member  of  the  Group  that  (i)  is  issued  or  owed  to  holders  that  are  not  members  of  the  Group and (ii)  is  required  pursuant  to  its  terms  to  be  converted  into  equity  and/or  fully  or  partially  written down, or otherwise operating to increase the CET1 Capital, when the CET1 Ratio (or equivalent capital measure  of  the  Group  described  in  the  terms  and  conditions  thereof)  falls  below  a  threshold that is higher than the Write-down Threshold (with respect to the relevant Higher-Trigger Contingent Capital, its "Higher-Trigger  Threshold").

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"Higher-Trigger Threshold" has the meaning assigned to such term in the definition of the term "Higher-Trigger Contingent Capital".

"Higher-Trigger Write-down/Conversion Date" has the meaning assigned to such term in the definition of the term "Higher-Trigger Write-down/Conversion Notice".

"Higher-Trigger Write-down/Conversion Notice" means a notice delivered pursuant to the terms of any Higher-Trigger Contingent Capital that notifies  the  holders  thereof  that  the  CET1 Ratio (or similar measure or other event described in the terms and conditions of such Higher-Trigger Contingent Capital) has fallen below its Higher-Trigger Threshold and, consequently, that such Higher-Trigger Contingent Capital will be converted into equity and/or fully or partially written down, or otherwise operate to increase the CET1 Capital, as applicable, as of a particular date (such date, the "Higher-Trigger Write-down/Conversion Date"). For the avoidance of doubt, if the terms and conditions of such Higher-Trigger Contingent Capital permit FINMA to  waive  the  conversion  into  equity  and/or  write-down  of  such  Higher-Trigger  Contingent Capital notwithstanding the fact that the CET1 Ratio (or similar measure or other event described in the terms and conditions of such Higher-Trigger Contingent Capital) has fallen below the Higher-Trigger Threshold, the non-issuance of such a waiver by FINMA between the relevant Publication Date and the Trigger Event Notice Date shall be deemed equivalent to the delivery of a Higher-Trigger Write-down/Conversion Notice for purposes of subclause (b)(ii) of Condition 6 (Contingent  Write-down).

"Holder"  means,  with  respect  to  any  Note,  the  person  or  persons holding such  Note  in  a  securities account (Effektenkonto) that is in its or their name, or, in the case of intermediaries (Verwahrungsstellen), the intermediary or intermediaries holding such Note for its or their own account in a securities account (Effektenkonto) that is in its or their  name.

"Interest  Payment  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (a)(ii)  of  Condition  4 (Interest).

"Interest Period" means each period beginning on (and including) an Interest Payment Date (or, in the  case  of  the  first  Interest  Period,  the  Issue  Date)  and  ending  on  (but  excluding)  the  next  Interest Payment Date.

"Interest Rate" means the Fixed Interest Rate and/or Reset Interest Rate, as the case may be.

"Intermediary" has the meaning assigned to such term in clause (b) of Condition 2 (Amount and Denomination; Form and Transfer).

"Intermediated Securities" has the meaning assigned to such term in clause (b) of Condition 2 (Amount and Denomination; Form and Transfer).

"Issue Date" means 29 July 2020.

"Issuer" means UBS Group AG in its capacity as issuer of the Notes.

"Junior Obligations" means (i) all classes of share capital and participation securities (if any) of the Issuer and (ii) all other obligations of the Issuer that rank, or are expressed to rank, junior to claims in respect of the Notes and/or any Parity Obligation.

"Margin" means 4.855 per cent. per annum.

"National Regulations" means, at any time, (i) the Swiss national banking and capital adequacy laws, and (ii) the capital adequacy regulations promulgated by the Swiss Federal Council (Bundesrat) or FINMA and the interpretation thereof by FINMA or any other competent Swiss authority, in the case of each of clauses (i) and (ii), directly applicable to UBS Group AG (and/or, if different, the Group Holding Company) and/or the Group at such time.

"New Residence" has the meaning assigned to such term in subclause (a)(i)(E) of Condition 13 (Issuer Substitution).

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"Notes" means the USD 750,000,000 5.125 per cent. Tier 1 Capital Notes issued by the Issuer on the Issue Date.

"Ordinary Publication Date" means each Business Day on which Quarterly Financial Accounts are published.

"Ordinary Shares" means the registered ordinary shares of UBS Group AG.

"Ordinary  Trigger  Event  Notice  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (b)(i) of Condition 6 (Contingent  Write-down).

"Parity Obligations" means (i) all obligations of the Issuer in respect of Tier 1 Instruments (excluding any such obligations that rank, or are expressed to rank, junior to claims in respect of the  Notes),  and  (ii)  any  other  securities  or  obligations  (including,  without  limitation,  any  guarantee, credit support agreement or similar undertaking) of the Issuer that rank, or are expressed to rank, pari passu with claims in respect of the Notes and/or any Parity Obligation.

"Paying Agent" has the meaning assigned to such term in clause (b) of Condition 7 (Payments).

"Payment Business Day" means a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including, without limitation,  dealing  in  foreign  exchange  and  foreign  currency  deposits)  in  London  and  New York City.

"Permitted Transactions" means:

(a)                 repurchases,  redemptions  or  other  acquisitions  of  any  Ordinary  Shares  in  connection  with

(x) any employment contract, benefit plan or similar arrangement with, or for the benefit of, any employees, officers, directors or consultants of any member of the Group, (y) a dividend reinvestment or shareholder share purchase plan or (z) the issuance of any Ordinary Shares (or securities convertible into, or exercisable for, Ordinary Shares) as consideration for an acquisition consummated by any member of the Group;

(b)                market-making  in  Ordinary  Shares  as  part  of  the  securities  business  of  any  member  of  the Group;

(c)                 purchases of fractional interests in any Ordinary Shares pursuant to the conversion or exchange provisions of (x) such Ordinary Shares or (y) any security convertible into, or exercisable for, Ordinary Shares;

(d)                redemptions or repurchases of Ordinary Shares pursuant to any shareholders' rights plan; and

(e)                 distributions in cash or in kind on, or repurchases, redemptions or other acquisitions of, any Ordinary  Shares  as  a  part  of  any  solvent  reorganisation, reconstruction, amalgamation or merger of any member of the Group, so long as such member (or the successor entity resulting from such reorganisation, reconstruction, amalgamation or merger) continues to be a member of the Group.

"Presentation Currency" means (i) with respect to any Quarterly Financial Accounts, the presentation currency  of  such  Quarterly  Financial  Accounts,  and  (ii)  with  respect  to  any  Reviewed Interim Measurement, the Presentation Currency of the Quarterly Financial Accounts that will be prepared for the relevant financial quarterly or annual period in which the relevant Extraordinary Publication Date falls.

"Principal  Paying  Agent"  means  UBS  AG,  in  its  capacity  as  principal  paying  agent  for  the  Notes, and includes any successor Principal Paying Agent appointed in accordance with the terms of the Agency Agreement.

"Public Sector" means the government of, or a governmental agency or the central bank in, the country of incorporation of the Group Holding Company.

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"Publication Date" means an Ordinary Publication Date or an Extraordinary Publication Date, as the case may be.

"Quarterly Financial Accounts" means (i) the financial statements of the Group (including, without limitation, the notes thereto) in respect of a financial quarter published by the Group Holding Company,  which  have  been  reviewed  by  the  Auditor  in  accordance  with  the  International Standards on  Auditing; provided,  however,  that,  if  the  financial  statements  of  the  Group  in  respect of the last quarter of any year are not so reviewed, the term "Quarterly Financial Accounts" in respect of such quarter will mean instead the annual financial statements of the Group (including, without limitation, the notes thereto) in respect of such year, which have been audited by the Auditor in  accordance  with  the  International  Standards  on  Auditing  and  are  published  in  the  annual report of the Group Holding Company for such year, or (ii) in the event that the Group does not publish quarterly financial statements as described in clause (i) of this definition, the financial disclosures published by the Group pursuant to and in compliance with FINMA Circular 2016/01 "Capital Adequacy Disclosures Banks", as amended from time to time, or pursuant to and in compliance with any successor circular or regulation applicable to the Group Holding Company, provided that such financial disclosures are published for each financial quarter and the interim earnings included in such disclosures have been reviewed by the Auditor in accordance with International Standards on Auditing.

"Redemption Date" has the meaning assigned to such term in subclause (e)(i) of Condition 5 (Redemption and Purchase).

"Redemption Notice" has the meaning assigned to such term in subclause (e)(i) of Condition 5 (Redemption and Purchase).

"Regulatory Event" has the meaning assigned to such term in subclause (d)(ii) of Condition 5 (Redemption and Purchase).

"Relevant  Accounts"  means,  in  respect  of  any  Interest  Payment  Date,  the  most  recently  published audited unconsolidated  annual  financial  statements  of  UBS Group AG  prepared  in  accordance  with the Swiss Code.

"Relevant Date" means, with respect to any payment, (i) the date on which such payment first becomes due under the Notes (the "Scheduled Due Date"), or (ii) if the full amount of the money payable on the Scheduled Due Date has not been received by the Principal Paying Agent on or before the Scheduled Due Date, the date on which the full amount of the money due on the Scheduled Due Date has been received by the Principal Paying Agent.

"Relevant Swiss Issuer" means, at any time, any bank, or any member of a banking group (including, without  limitation,  the  Group),  that  is  subject  to  a  Going-Concern  LR  Requirement  and a Going-Concern RWA Requirement at such time.

"Reset Date" means the First Call Date and each day that falls on the fifth anniversary of the immediately preceding Reset Date.

"Reset Determination Date" means, in relation to a Reset Interest Period, the day falling two Business Days prior to the Reset Date on which such Reset Interest Period commences.

"Reset Interest Amount" has the meaning assigned to such term in clause (b) of Condition 4 (Interest).

"Reset Interest Period" means each period from (and including) any Reset Date and ending on (but excluding) the next Reset Date.

"Reset Interest Rate" means, in relation to any Reset Interest Period, the sum of the Margin and the Treasury Yield in relation to such Reset Interest Period.

"Reviewed Interim Measurement" means an interim measurement of the CET1 Ratio, with respect to which the Auditor has performed procedures in accordance with the International Standard on Related Services (and relevant Swiss standards and practices) applicable to agreed- upon procedures engagements.

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"Scheduled Due Date" has the meaning assigned to such term in the definition of the term "Relevant Date".

"Senior Obligations" means all obligations of the Issuer that are unsubordinated or that are subordinated and do not constitute either Junior Obligations or Parity Obligations.

"Substitute Issuer" has the meaning assigned to such term in clause (a) of Condition 13 (Issuer Substitution).

"Substitution Documents" has the meaning assigned to such term in subclause (a)(iv) of Condition 13 (Issuer Substitution).

"Substitution or Amendment Effective Date" has the meaning assigned to such term in subclause (a)(iii) of Condition 11 (Substitution and Amendment).

"Substitution or Amendment Notice" has the meaning assigned to such term in subclause (a)(iii) of Condition 11 (Substitution and Amendment).

"Swiss Code" means the Swiss Code of Obligations, as amended from time to time.

"Tax Event" has the meaning assigned to such term in subclause (c)(ii) of Condition 5 (Redemption and Purchase).

"Tax Jurisdiction" means Switzerland.

"Taxes" has the meaning assigned to such term in clause (a) of Condition 8 (Taxation).

"Tier 1 Capital" means Additional Tier 1 Capital or any item that qualifies as common equity tier 1 capital pursuant to National Regulations.

"Tier 1 Instruments" means any and all (i) securities or other obligations (other than Tier 1 Shares) issued by UBS Group AG or (ii) shares, securities, participation securities or other obligations (other than Tier 1 Shares) issued by a subsidiary of UBS Group AG and having the benefit of  a  guarantee,  credit  support  agreement  or  similar  undertaking  of  UBS  Group  AG,  each  of which shares, securities, participation securities or other obligations described in clauses (i) and

(ii) of this definition qualify, or are issued in respect of a security that qualifies, as Tier 1 Capital of the Group and/or UBS Group AG (without regard to quantitative limits on such capital) on a consolidated (Finanzgruppe) or on an unconsolidated (Einzelinstitut) basis.

"Tier 1 Shares" means all classes of share capital and  participation  certificates  (if  any)  of UBS Group AG or any subsidiary of UBS Group AG that qualify as common equity tier 1 capital of the  Group  and/or  UBS  Group  AG  under  National  Regulations  on  a  consolidated  (Finanzgruppe) or on an unconsolidated (Einzelinstitut)  basis.

"Treasury Yield" means, in relation to any Reset Interest Period,

(a)                 the rate per annum equal to the semi-annual equivalent yield to maturity, that represents the average of such yield to maturity for the five consecutive New York Business Days ending on  and  including  the  applicable  Reset  Determination  Date,  for  a  five-year  maturity, appearing under the caption "Treasury constant maturities" in the most recent H.15; or

(b)                if the Treasury Yield for such Interest Reset Period cannot be determined pursuant to clause (a) above,  the  rate  per  annum  equal  to  the semi-annual equivalent  yield  to  maturity determined by interpolation between the most recent average of such yield to maturity, such average to be determined for the five consecutive New York Business Days ending on and  including  the  applicable  Reset  Determination  Date,  for  two  series  of  U.S.  Treasury securities trading in the public securities market, (i) one maturing as close as possible to, but earlier than, the first Reset Date following the next succeeding Reset Determination Date, and  (ii)  the  other  maturing  as  close  as  possible  to, but later  than,  the  first  Reset  Date following the next succeeding Reset Determination Date; or

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(c)                 if the Treasury Yield for such Interest Reset Period cannot be determined pursuant to clause (b)  above,  the  rate  per  annum  equal  to  the  semi-annual  equivalent  yield  to  maturity for a five-year maturity for the last available date preceding the applicable Reset Determination Date, appearing under the caption "Treasury constant maturities" in the

H.15 that has been most recently published prior to the applicable Reset Determination Date,

in each  case,  as  determined  by  the  Calculation  Agent  on  the  applicable  Reset  Determination  Date.

For purposes of this definition, (i) "H.15" means the statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System (or any successor publication that is published by the Board of Governors of the United States Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury constant maturities" for the maturity of  five  years),  (ii)  "most  recent  H.15"  means,  in  respect  of  any  Reset  Interest  Period,  the

H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date, (iii) "New York Business Day" means a day (other than a Saturday or a  Sunday)  on  which  commercial  banks  and  foreign  exchange  markets  settle  payments  generally in New  York  City,  and  (iv)  "semi-annual  equivalent  yield  to  maturity"  means,  for  securities  with two interest payments per year, the annualized yield to maturity of such interest payments, such annualized yield to be calculated in accordance with standard market practice.

"Trigger  Breach  Determination  Date"  has  the  meaning  assigned  to  such  term  in  subclause  (b)(i) of Condition 6 (Contingent  Write-down).

"Trigger CET1 Ratio" means, as of any Publication Date, (i) the sum of (x) the CET1 Capital as of the  relevant  Balance  Sheet  Date  and  (y) the Higher-Trigger  Amount  as  of  such  Publication  Date, divided by (ii) the BIS Risk Weighted Assets as of the relevant Balance Sheet Date, expressed as a percentage.

"Trigger Event" has the meaning assigned to such term in subclause (a)(ii) of Condition 6 (Contingent Write-down).

"Trigger Event Notice Date" means an Ordinary Trigger Event Notice Date or an Extraordinary Trigger Event Notice Date, as the case may be.

"Trigger  Event  Write-down  Date"  has  the  meaning  assigned  to  such  term  in  the  definition  of  the term "Trigger Event Write-down Notice".

"Trigger Event Write-down Notice" means, with respect to any Publication Date, a notice

(i) stating  that  (x)  the  Trigger  CET1  Ratio  as  of  such  Publication  Date  is  less than the  Write-down Threshold, and (y) a Contingent Write-down will take place and (ii) specifying the date on which the Contingent Write-down will take place, which date shall, subject to postponement pursuant to subclause (b)(ii)  of  Condition  6  (Contingent  Write-down),  be  no  later  than  ten  Business  Days  after the date of such notice (the "Trigger Event Write-down Date").

"USD" means United States dollars.

"Viability Event" has the meaning assigned to such term in subclause (c)(ii) of Condition 6 (Contingent Write-down).

"Viability Event Write-down Date" has the meaning assigned to such term in subclause (c)(i) of Condition 6 (Contingent Write-down).

"Viability Event Write-down Notice" has the meaning assigned to such term in subclause (c)(ii) of Condition 6 (Contingent Write-down).

"Write-down  Date"  means, with respect  to  any  Contingent  Write-down,  the  Trigger  Event  Write- down Date or Viability Event Write-down Date, as applicable.

"Write-down Notice" means, with respect to any Contingent Write-down, the relevant Trigger Event Write-down Notice or Viability Event Write-down Notice, as applicable.

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"Write-down Notice Date" means, with respect to any Contingent Write-down, the date of the relevant Write-down Notice.

"Write-down Threshold" means 7 per cent.

2.                  AMOUNT AND DENOMINATION; FORM AND TRANSFER

(a)                Amount and denomination

The initial aggregate principal amount of the Notes will be USD 750,000,000. The Notes will be issued to Holders in minimum denominations of USD 200,000 and integral multiples of USD 1,000 in excess thereof. The principal amount of the Notes may be written down  in  the  circumstances  and  in  the  manner  described  in  Condition  6  (Contingent Write-down). The Notes may only be held and transferred in minimum denominations of USD 200,000 and integral multiples of USD 1,000 in excess thereof.

(b)                Uncertificated  securities

The Notes are issued in uncertificated form as uncertificated securities (Wertrechte) in accordance with  article  973c  of  the  Swiss  Code.  The  uncertificated  securities  (Wertrechte) will be created by the Issuer by means of a registration in its register of uncertificated securities (Wertrechtebuch). Such uncertificated securities will then be entered into the main register (Hauptregister) of SIX SIS Ltd or any other intermediary in Switzerland recognised for  such  purposes  by SIX Swiss  Exchange  Ltd  (SIX  SIS  Ltd  or  any  such  other intermediary, the  "Intermediary").  Once  the  uncertificated  securities  are  registered  in  the main register (Hauptregister) of the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) within the meaning of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz) ("Intermediated  Securities").

So long as the Notes are Intermediated Securities, the Notes may only be transferred by the entry of the transferred Notes in a securities account of the transferee.

The records of the Intermediary will determine the number of Notes held through each participant in the Intermediary.

Neither the Issuer nor any Holder nor any other person shall at any time have the right to effect or demand the conversion of the uncertificated securities (Wertrechte) into, or the delivery of, a global note (Globalurkunde) or definitive Notes (Wertpapiere).

3.                  STATUS AND SUBORDINATION

(a)                Status

The Notes  constitute  direct,  unsecured  and  subordinated  obligations  of  the  Issuer  and  rank pari passu and without any preference among themselves. The rights and claims of the Holders against the Issuer under the Notes are subordinated as described in clause (b) of this Condition 3.

(b)                Subordination

In the event of (i) a Bankruptcy Event or (ii) an order being made, or an effective resolution being passed, for the liquidation or winding-up of the Issuer (except, in any such case, a solvent liquidation or winding-up of the Issuer solely for the purposes of a reorganisation, reconstruction  or  amalgamation  of  the  Issuer  or  the  substitution  in  place  of the Issuer of a successor in business to the Issuer, the terms of which reorganisation, reconstruction, amalgamation  or  substitution  (x)  have  previously  been  approved  by  a  valid resolution of the Holders and (y) do not provide that the Notes shall become redeemable in accordance with these Terms and Conditions), the rights and claims of the Holders against the  Issuer  in  respect  of  or  arising  under  (including,  without  limitation,  any  damages awarded for  breach  of  any  obligation  under)  the  Notes  will, subject to  any  obligations  that are mandatorily  preferred  by  law,  rank  (A)  junior  to  the  rights  and  claims  of all  holders  of

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Senior Obligations, (B) pari passu with the rights and claims of holders of Parity Obligations and (C) senior to the rights and claims of holders of Junior Obligations.

(c)                 Claims subject to a Contingent Write-down

Any claim of any Holder in respect of or arising under the Notes (including, without limitation, any  claim  in  relation  to  any  unsatisfied  payment  obligation  of  the  Issuer  subject to enforcement by any Holder pursuant to Condition 10 (Events of Default) or in relation to the occurrence of any other Event of Default) will be subject to, and superseded by, clause (d) of Condition 6 (Contingent Write-down), irrespective of whether the relevant Write-down Notice has been given prior to or after the occurrence of an Event of Default or any other event.

4.                  INTEREST

(a)                Interest Payment Dates

(i)                 Subject  to  Condition  6  (Contingent  Write-down)  and  clause (h)  of  this  Condition  4, the Notes will bear interest on their principal amount (A) from (and including) the Issue Date to (but excluding) the First Call Date, at the Fixed Interest Rate, and (B) thereafter, at the applicable Reset Interest Rate.

(ii)                Subject  to  Condition  6  (Contingent  Write-down)  and  clause  (i)  of  this  Condition  4, interest on the Notes will be payable annually in arrear on 29 July of each year (each, an "Interest Payment Date"), commencing on 29 July 2021.

(b)                Determination of the Treasury Yield, Reset Interest Rate and Reset Interest Amount in relation to each Reset Interest Period

With respect to each Reset Interest Period, the Calculation Agent will, as soon as practicable on the Reset Determination Date in relation to such Reset Interest Period, determine the Treasury Yield and the Reset Interest Rate for such Reset Interest Period and calculate the amount of interest payable per Calculation Amount on the Interest Payment Date  in  relation  to  each  Interest  Period  falling  in  such  Reset  Interest  Period  (each, a "Reset Interest Amount").

(c)                 Publication of Reset Interest Rate and interest amount payable upon redemption

With respect  to  each  Reset  Interest  Period,  as  soon  as  practicable  after  such  determination but in  any  event  not  later  than  the  relevant  Reset  Date,  the  Calculation  Agent  will  cause

(i)   the relevant Reset Interest Rate and the relevant Reset Interest Amount determined by it, together with the Interest Payment Date in relation to each Interest Period falling in such Reset Interest Period, to be notified to the Issuer and the Paying Agents and (ii) the relevant Reset  Interest  Rate  determined  by it  to  be notified  to  any  stock  exchange  or  other relevant authority  on  which  the  Notes  are  at  the  relevant  time  listed  and  to  be published  in accordance with Condition 12  (Notices).

The Calculation Agent shall calculate any interest amount payable on any Redemption Date (if  the  Notes  are  to  be  redeemed  pursuant  to  Condition  5  (Redemption  and  Purchase)) and cause such interest amount to be notified to Issuer and the Paying Agents and to any stock exchange or other relevant authority on which the Notes are at the relevant time listed and to be published in accordance with Condition 12 (Notices) no later than two Business Days prior to such Redemption Date.

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(d)                Calculation of amount of interest payable per Calculation Amount

Subject to Condition 6 (Contingent Write-down) and clause (i) of this Condition 4:

(i)                 the amount of interest payable per Calculation Amount on each Interest Payment Date to (and including) the First Call Date in respect  of the  Notes  will  be  USD 51.25; and

(ii)                if  interest  is  required  to  be  paid  in  respect  of  a  Note  on  any  other  date  (including, for the avoidance of doubt, the Reset Interest Amount), the amount of interest payable per Calculation Amount on such date will be calculated  by:

(A)              applying the applicable Interest Rate to the Calculation Amount;

(B)               multiplying the product thereof by the Day Count Fraction; and

(C)               rounding the resulting figure to the nearest cent (half a cent being rounded upwards).

(e)                 Calculation of amount of interest payable per Note

Subject to Condition 6 (Contingent Write-down) and clause (i) of this Condition 4, the amount of interest payable in respect of a Note will be the product of:

(i)                  the amount of interest per Calculation Amount; and

(ii)                the  number  by  which  the  Calculation  Amount  is  required  to  be  multiplied  to  equal the denomination of such Note.

(f)                  Notifications, etc. to be final

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes this Condition 4, whether by the Reset Reference Banks (or any of them) or the Calculation Agent, will (in the absence of wilful default, bad faith and manifest error) be binding on the Issuer, the Calculation Agent,  the  Paying  Agents  and  the  Holders  and  (in  the  absence  of  wilful  default and bad faith) no liability to the Issuer or the Holders will attach to the Reset Reference Banks (or any of them) or the Calculation Agent in connection with the exercise or non- exercise by the Calculation Agent of its powers, duties and discretions under this Condition 4.

(g)                Calculation  Agent

So long as any Note is outstanding, the Issuer will at all times maintain a Calculation Agent. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails to (i) duly calculate the Reset Interest Rate and the Reset Interest Amount for any Interest Period or the interest amount payable on any Redemption Date (if the Notes are to be redeemed pursuant to Condition 5 (Redemption and Purchase)) or (ii) comply with any  other  requirement  in  relation  to  the  Notes,  the  Issuer  shall  appoint  a  leading  bank or financial  institution  that  is  experienced  in  the  calculations  or  determinations  to  be  made by the Calculation Agent to act as such in the Calculation Agent's place. The Calculation Agent may not resign its duties without a successor having been appointed as aforesaid. Any termination or appointment of the Calculation Agent pursuant to this clause (h) shall take effect not more than 45 and not less than 30 days' after the Issuer has notified the Holders of  such  termination  or  appointment  pursuant  to  Condition  12  (Notices);  provided, however, that, in the case of insolvency of the Calculation Agent, such termination or appointment will take immediate effect.

(h)                Accrual of interest in the case of redemption or a Write-down Event

(i)                 Subject to Condition 6 (Contingent Write-down), if the Notes are to be redeemed pursuant to clause (b), (c) or (d) of Condition 5 (Redemption and Purchase),

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interest on the Notes will accrue up to (but excluding) the relevant Redemption Date, and  will  cease  to  accrue  on  such  Redemption  Date;  provided,  however,  that if the  payment  with  respect  to  any  Note  is  improperly  withheld  or  refused  on  such Redemption Date,  interest  will  continue  to  accrue  on  the  principal  amount  of  such Note (both  before  and  after  judgment)  at  the  relevant  Interest  Rate  to  the  Relevant Date.

(ii)                Upon the occurrence of a Write-down Event, interest on the Notes will cease to accrue and any accrued and unpaid interest as at the time of such Write-down Event (whether  or  not  due  and  payable)  will  be  written  down  to  zero  in  accordance with Condition 6 (Contingent  Write-down).

(i)                  Cancellation of interest; prohibited interest

(i)                 The Issuer may, at its discretion, elect to cancel all or part of any payment of interest on the Notes (including, for the avoidance of doubt, any related Additional Amounts) that is otherwise scheduled to be paid on an Interest Payment Date. This subclause (i)(i) is without prejudice to the provisions of subclause (i)(ii) of this Condition 4. Non-payment of any amount of interest by the Issuer to the Principal Paying Agent will constitute evidence of cancellation of the relevant payment, whether or not notice of cancellation has been given by the Issuer.

If practicable, the Issuer shall provide notice of any cancellation of interest (in whole or in part) pursuant to this subclause (i)(i) to the Holders on or prior to the relevant Interest Payment Date. If practicable, the Issuer shall endeavour to provide such notice at least five Business Days prior to the relevant Interest Payment Date. Failure to provide such notice will not have any impact on the effectiveness of,  or  otherwise  invalidate,  any  such  cancellation  of  interest,  or  give Holders any rights as a result of such failure.

(ii)                The Issuer will be prohibited from making, in whole or in part, any payment of interest on the Notes (including, for the avoidance of doubt, any related Additional Amounts) on the relevant Interest Payment Date if and to the extent that:

(A)              the  amount  of  Distributable  Items  as  at  such  Interest  Payment  Date  is  less than the  sum  of  (1)  the  amount  of  such  interest  payment,  plus  (2)  all  other payments (other  than  redemption  payments)  made  by  UBS  Group  AG  on or in  respect  of the  Notes  or  any  Parity  Obligations  or  Junior  Obligations since the balance sheet date of the Relevant Accounts and prior to such Interest Payment Date, plus (3) all payments (other than redemption payments) payable  by  UBS  Group  AG  on  such  Interest  Payment  Date  on or in respect of any Parity Obligations or Junior Obligations, in the case of each of clauses (1), (2) and (3), excluding any portion of such payments already accounted for in determining the amount of such Distributable Items; and/or

(B)               UBS Group AG  is  not,  or  will  not  immediately  after  the  relevant  payment of interest be, in compliance with all applicable minimum capital adequacy requirements of the National Regulations on a consolidated (Finanzgruppe) basis (for the avoidance of doubt, it being understood that such minimum requirements will reflect any reduction in such requirements granted by FINMA to the Group pursuant to the Capital Adequacy Ordinance); and/or

(C)               FINMA has required the Issuer not to make such interest payment.

The Issuer shall deliver a certificate signed by the Authorised Signatories to the Principal Paying Agent and shall give notice in accordance with Condition 12 (Notices) to the Holders, in each case as soon as practicable following any

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determination that interest is required to be cancelled pursuant  to  this  subclause (i)(ii) or, where no such prior determination is made, promptly following any Interest Payment Date on which interest was scheduled to be paid if such  interest  is  being  cancelled  in  accordance  with  this  subclause  (i)(ii),  to  such effect setting  out  brief  details  as  to  the  amount  of  interest being cancelled  and  the reason therefor. Failure to provide such certificate and notice will not have any impact on the effectiveness of, or otherwise invalidate, any such cancellation or give any Holder any rights as a result of such  failure.

(iii)              If, on any Interest Payment Date, any payment of interest scheduled to be made on such date is not made in full pursuant to subclause (i)(i) or subclause (i)(ii) of this Condition 4, UBS Group AG shall not, directly or indirectly,

(A)              recommend to holders of Ordinary Shares that any dividend or other distribution in  cash  or  in  kind  (other  than  in  the  form  of  Ordinary  Shares) be paid or made on any Ordinary Shares; and

(B)               redeem,  purchase  or  otherwise  acquire  any  Ordinary  Shares  other  than  as a Permitted Transaction,

in each  case  unless  and  until  (x)  the  interest  payment  due  and  payable  on  the  Notes on any  subsequent  Interest  Payment  Date  has  been  paid  in  full  (or  an  amount  equal to the same has been paid in full to a designated third party trust account for the benefit of the Holders prior to payment by the trustee thereof to the Holders on such subsequent Interest Payment Date) or, if earlier, (y) all outstanding Notes have been cancelled in accordance with these Terms and Conditions.

(iv)              Payments of interest on the Notes are not cumulative. Notwithstanding any other provision in these Terms and Conditions, the cancellation or non-payment of any interest amount by virtue of this Condition 4(i) will not constitute a default for any purpose (including, without limitation, Condition 10 (Events of Default) on the part of the Issuer. Any interest payment not paid by  virtue  of  this  Condition 4(i) will not accumulate or be payable at any time thereafter, and Holders will have no right thereto.

(v)                If UBS Group AG determines, after consultation with FINMA, that the Notes do not, or  will  cease  to,  fully  qualify  as  Additional  Tier  1  Capital,  (A)  the  Issuer  shall not, to the extent permitted under National Regulations, exercise its discretion pursuant to subclause (i)(i) of this Condition 4 to cancel any interest payments due on the Notes on any Interest Payment Date following the occurrence of such determination, and (B) the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) as soon as practicable after such determination stating that the Issuer may no longer exercise its discretion pursuant to  subclause (i)(i) of this Condition 4 to cancel any interest payments as from the date of such notice.

5.                  REDEMPTION AND PURCHASE

(a)                No fixed redemption date

The Notes are perpetual securities in respect of which there is no fixed redemption date. Unless previously redeemed or purchased and cancelled in accordance with this Condition 5 and subject to Condition 6 (Contingent Write-down), the Notes are perpetual and may only be redeemed or purchased in accordance with this Condition 5.

(b)                Redemption at the option of the Issuer

Subject to clause (e) of this Condition 5, the Issuer may elect, in its sole discretion, to redeem the Notes, in whole but not in part, on the First Call Date or any Interest Payment Date thereafter at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) the relevant Redemption Date.

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(c)                Redemption due to a Tax Event

(i)                 Subject to clause (e) of this Condition 5, upon the occurrence of a Tax Event at any time  after  the  Issue  Date,  the  Issuer  may  elect,  in  its  sole  discretion,  to  redeem the Notes, in whole but not in part, on the relevant Redemption Date at their aggregate principal  amount,  together  with  any  accrued  and  unpaid  interest  thereon to (but excluding) such Redemption Date.

(ii)                A "Tax Event" will have occurred if the Issuer in making any payments on the Notes (A)  has  paid,  or  will  or  would  on  the  next  payment  date  be  required  to  pay, Additional Amounts, or (B) has paid, or will or would be required to pay, any additional Tax in respect of the Notes, in the case of each of clauses (A) and (B), under the laws or regulations of a Tax Jurisdiction or any political subdivision thereof or any authority of or in a Tax Jurisdiction or any political subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, including, without limitation, any treaty to which a Tax Jurisdiction is a party, or any generally published application or interpretation of such laws (including, without limitation, a decision of any court or tribunal, any generally published application or interpretation of such laws by any relevant tax authority or any generally published  pronouncement  by  any  relevant  tax  authority),  and  the  Issuer cannot avoid the foregoing by taking measures reasonably available to it.

(d)                Redemption due to a Regulatory Event

(i)                 Subject to clause (e) of this Condition 5, upon the occurrence of a Regulatory Event at any time after the Issue Date, the Issuer may elect, in its sole discretion, to redeem  the  Notes,  in  whole  but  not  in  part,  on  the  relevant  Redemption  Date  at their aggregate principal amount, together with any accrued and unpaid interest thereon to (but excluding) such Redemption Date.

(ii)                A  "Regulatory  Event"  will  have  occurred  if  any  of  the  Notes  ceases  to  be  eligible in full to be (A) treated as Additional Tier 1 Capital, and/or (B) counted towards either the Going-Concern LR Requirement or the Going-Concern RWA Requirement (or both).

(e)                 Conditions for redemption

(i)                 If the Issuer elects to redeem the Notes pursuant to clause (b), (c) or (d) of this Condition 5, the Issuer shall give the Holders not less than 30 and not more than 60 days' prior notice in accordance with Condition 12 (Notices) (a "Redemption Notice"), which notice shall, subject to clause (f) of this Condition 5, be irrevocable and specify the date on which the Issuer will redeem the Notes pursuant to  such  clause  of  this  Condition  5  (such specified  date,  the  "Redemption Date").

(ii)                The Issuer may only redeem the Notes pursuant to clause (b) or (c) of this Condition 5 on the relevant Redemption Date if FINMA has approved such redemption on  or  prior  to  such  Redemption  Date,  if  such  approval  is  then  required under applicable Swiss laws and regulations.

(iii)              The Issuer may only redeem the Notes pursuant to any clause of this Condition 5 on the relevant Redemption Date if no Trigger Event or Viability Event has occurred prior to such Redemption Date.

(iv)              If the Issuer elects to redeem the Notes pursuant to clause (c) or (d) of this Condition 5, prior to the publication of the Redemption Notice pursuant to subclause (e)(i)  of  this  Condition  5,  the Issuer  shall  deliver  to  the  Principal  Paying Agent (A) a certificate signed by two Authorised Signatories stating that the relevant requirement or circumstance giving rise to the right to redeem under clause (c) or (d), as applicable, of this Condition 5 is satisfied and the reasons therefor and  such  certificate  will  be  conclusive  and  binding  on  the  Holders,  and

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(B) in the case of a redemption pursuant to clause (c) of this Condition 5 only, an opinion of independent legal advisers of recognised standing to the effect that circumstances entitling the Issuer to exercise its right of redemption under clause (c) of this Condition 5 have arisen.

(f)                  Purchases

The Issuer or any other member of the Group or any of their respective affiliates may at any time purchase Notes at any price in the open market or otherwise, provided that

(i)   such purchase complies with any limits or conditions to which any member of the Group is subject under applicable banking laws and regulations at the time of such purchase, (ii) other than in the case of purchases made in connection with stabilisation measures in compliance with applicable law or in connection with any market making in the Notes, FINMA has approved such purchase (if such approval is then required under applicable Swiss  laws  and  regulations)  on  or  prior  to  the  date  of  such  purchase,  and  (iii)  no Trigger Event or Viability Event has occurred prior to the date of such purchase. Any Notes so  purchased  may,  at  the  option  of  the  Issuer,  be  held,  reissued, resold or  cancelled.

(g)                Cancellation

All Notes  redeemed  in  accordance  with  this  Condition  5  will be  cancelled  and  may  not  be reissued or resold.

(h)                Redemption of other instruments

For the avoidance of doubt, it is understood that, if, upon the occurrence of a Tax Event or a Regulatory Event, the Issuer does not elect to redeem the Notes pursuant to this Condition 5, nothing in this Condition 5 or any other provision of these Terms and Conditions will prohibit the Issuer from redeeming (whether early, at maturity or otherwise) any  other  instruments  issued  by  any  member  of  the  Group  pursuant  to  the  terms thereof.

6.                  CONTINGENT  WRITE-DOWN

(a)                Trigger  Event

(i)                 Upon the occurrence of a Trigger Event, a Contingent Write-down will occur on the Trigger Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)                A "Trigger Event" will have occurred if the Issuer gives the Holders a Trigger Event Write-down Notice in accordance with clause (b) of this Condition 6.

(b)                Trigger Event Write-down Notice

(i)                 If, with respect to any Publication Date, the Trigger CET1 Ratio as of such Publication Date is less than the Write-down Threshold, the Issuer shall, subject to subclauses (b)(ii) and (b)(iii) of this Condition 6, give a Trigger Event Write- down Notice to the Holders (x) if such Publication Date is an Ordinary Publication Date, within five Business Days of such Ordinary Publication Date (such fifth Business Day, the "Trigger Breach Determination Date", and the date of  such  notice,  the  "Ordinary  Trigger  Event  Notice  Date"),  and  (y)  if  such Publication Date is an Extraordinary Publication Date, on such Extraordinary Publication Date (the "Extraordinary Trigger Event Notice Date"), in each case in accordance with Condition 12  (Notices).

(ii)                If a Trigger Event Write-down Notice is required to be given pursuant to subclause (b)(i) of this Condition 6, and on the relevant Publication Date any Higher-Trigger Contingent Capital is outstanding with respect to which either

(x) no  Higher-Trigger  Write-down/Conversion  Notice  has  been  given  prior  to  the Trigger Event Notice Date or (y) a Higher-Trigger Write-down/Conversion Notice has been given prior to the Trigger Event Notice Date, but the Trigger

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Event Write-down Date is scheduled to occur prior to the relevant Higher-Trigger Write-down/Conversion Date,

(A)              in the case of clause (x) above, the giving of such Trigger Event Write- down Notice will be postponed until the date on which a Higher-Trigger Write-down/Conversion Notice has been given with respect to all such outstanding Higher-Trigger Contingent Capital and such date will be deemed to be the Trigger Event Notice Date; and

(B)               in  the  case of clauses  (x)  and  (y)  above,  if  the  Trigger  Event  Write-down Date is scheduled to occur prior to the Higher-Trigger Write- down/Conversion Date (or, in the case of more than one Higher-Trigger Write-down/Conversion Date, the latest Higher-Trigger Write- down/Conversion Date), the Trigger Event Write-down Date will be postponed to the Higher-Trigger Write-down/Conversion Date (or the latest Higher-Trigger Write-down/Conversion Date, as applicable) and such postponement shall be specified in such Trigger Event Write-down Notice.

(iii)              If (A) a Trigger Event Write-down Notice is required to be given pursuant to subclause (b)(i) of this Condition 6 in relation to an Ordinary Publication Date, and (B) prior to the earlier of the Ordinary Trigger Event Notice Date and the Trigger   Breach   Determination   Date,   FINMA,   upon   the   request    of UBS Group AG, has agreed in writing that a Contingent Write-down is not required as a result of actions taken by the Group or circumstances or events, in each case, that have had, or imminently will have, the effect of restoring the CET1 Ratio as of the Balance Sheet Date relating to the relevant Ordinary Publication Date, after giving pro forma effect to such actions, circumstances or events,  to  a  level  above  the  Write-down  Threshold   that   FINMA   and UBS Group  AG  deem,  in  their  sole  discretion,  to  be  adequate  at  such  time,  (x)  the Issuer shall not give such Trigger Event Write-down Notice pursuant to subclause (b)(i) of this Condition 6 in relation to the relevant Ordinary Publication Date,  and  (y) the Issuer  shall  give  notice  to  the  Holders  on  or  prior  to the Trigger Breach Determination Date in accordance with Condition 12 (Notices), which notice shall state that no Contingent Write-down will occur in relation to the relevant Ordinary Publication Date.

(c)                 Viability  Event

(i)                  Subject  to  clause  (f)  of  this  Condition  6,  upon the  occurrence  of  a  Viability  Event,

(A)   the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) within three days of the date on which such Viability Event occurred, which notice shall (x) state that a Viability Event has occurred and a Contingent Write-down will take place and (y) specify the date on which the Contingent Write-down will take place, which date shall be no later than ten Business Days after the date of such notice (such specified date, the "Viability Event Write- down Date",  and  such  notice,  a  "Viability  Event  Write-down  Notice"),  and

(B)   a Contingent Write-down will occur on the Viability Event Write-down Date in accordance with clause (d) of this Condition 6.

(ii)                A  "Viability  Event"  will  have  occurred  if  prior  to  an  Alternative  Loss  Absorption Date (if any):

(A)              FINMA has notified UBS Group AG in writing that it has determined a write-down of the Notes, together with the conversion or write-down, as applicable, of holders' claims in respect of all other capital instruments issued by, or other capital obligations (whether qualifying fully or partially for capital treatment) of, any member of the Group that, pursuant to their terms or by operation of law, are capable of being converted into  equity  or  written  down  at  that  time,  is,  because  customary measures to  improve  the  Group  Holding  Company's  capital  adequacy  are

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at the time inadequate or infeasible, an essential requirement to prevent the Group  Holding  Company  from  becoming  insolvent,  bankrupt,  unable to pay  a  material  part  of  its  debts  as  they  fall due or  unable  to  carry  on  its business; or

(B)               customary measures to improve the Group Holding Company's capital adequacy being at the time inadequate or infeasible, the Group Holding Company has received an irrevocable commitment of direct or indirect extraordinary support from the Public Sector (beyond customary transactions and arrangements in the ordinary course) that has, or imminently will have, the effect of improving the Group Holding Company's capital adequacy and without which, in the determination of (and as notified in writing by) FINMA, the Group Holding Company would have become insolvent, bankrupt, unable to pay a material part of its debts as they fall due or unable to carry on its business.

For the avoidance of doubt, it is understood that, a Viability Event may occur irrespective of  whether  or  not  a  Trigger  Event  has  occurred  or whether  any  of  the conditions to the issuance of a Trigger Event Write-down Notice have been met.

(d)                Contingent  Write-down

If the Issuer has given a Write-down Notice in accordance with this Condition 6, then on the relevant Write-down Date,

(i)                 the full principal amount of, and any accrued and unpaid interest (whether or not due and payable) on, each Note will automatically be written down to zero, the Notes will  be  cancelled  and  all  references  to  the  principal  amount  of  the  Notes  in these Terms and Conditions will be construed  accordingly;

(ii)                the Holders will be automatically deemed to have irrevocably waived their right to receive, and will no longer have any rights against the Issuer with respect to, repayment of  the  aggregate  principal  amount  of,  and  payment  of  any  accrued  and unpaid interest on, the Notes written down pursuant to subclause (i) of this clause (d) (bedingter Forderungsverzicht);  and

(iii)              all rights of any Holder for payment of any amounts under or in respect of the Notes (including, without limitation, any amounts arising as a result of, or due and payable upon the occurrence of, an Event of Default) will become null and void, irrespective of whether such amounts have become due and payable prior to the relevant Write-down Notice Date or the Write-down Date.

(e)                 Determination of CET1 Ratio and Trigger CET1 Ratio

With respect to any Publication Date, (i) the CET1 Ratio as of the relevant Balance Sheet Date, (ii) the Trigger CET1 Ratio as of such Publication Date and (iii) the components of both of the foregoing, in each case, as published on such Publication Date, will be final for purposes of this Condition 6, and any revisions, restatements or adjustments to any of the calculations described in subclauses (i) through (iii) of this clause (e) subsequently published will have no effect for purposes of this Condition 6.

(f)                 Alternative loss absorption

In the event of the implementation of any new, or amendment to or change in the interpretation of any existing, laws or components of National Regulations, in each case occurring after  the  Issue  Date,  that  alone  or  together  with  any  other  law(s)  or  regulation(s) has, in the joint determination of UBS Group AG and FINMA, the effect that clause (c) of this Condition 6 could cease to apply to the Notes without giving rise to a Regulatory Event, then the Issuer shall give notice to the Holders in accordance with Condition 12 (Notices) no later than five Business Days after such joint determination stating that such provisions will  cease  to  apply  from  the  date  of  such  notice  (the  "Alternative  Loss

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Absorption Date"), and from the date of such notice, such provisions will cease to apply to the Notes.

7.                  PAYMENTS

(a)                 All payments required to be made under the Notes will be made available in good time in freely disposable funds in USD, which will be placed at the free disposal of the Principal Paying Agent on behalf of the Holders. If the Scheduled Due Date for any payment (whether in respect of principal, interest or otherwise) in respect of the Notes is not a Payment Business Day, then the Holders will not be entitled to payment thereof until the first Payment Business Day immediately following the Scheduled Due Date, and the Holders will not be entitled to any additional sum in relation to such payment. All payments  required  to  be  made  under  the  Notes  (including,  for  the  avoidance  of  doubt,  any Additional Amounts) shall be made to the Holders in USD without collection costs, without any restrictions and whatever the circumstances may be, irrespective of nationality, domicile or residence of the relevant Holder and without certification, affidavit or the fulfilment of any other formality.

(b)                The Issuer reserves the right to terminate the appointment of the Principal Paying Agent, as well as to appoint or, after any such appointment, to terminate the appointment of, one or more other paying agents to carry out any payment, calculation or other functions in respect of the Notes (each, a "Paying Agent", which term includes the Principal Paying Agent). Any such appointment or termination of appointment shall only take effect not more than 45 and not less than 30 days' after the Issuer has notified the Holders of such appointment or termination pursuant to Condition 12 (Notices); provided, however, that, in the case of insolvency of any Paying Agent, any termination of such Paying Agent and appointment of  any  other  Paying  Agent  will  take  immediate  effect.  In  addition,  for  so  long as the Notes are listed on the SIX Swiss Exchange, the Issuer shall maintain a Paying Agent in Switzerland, which agent shall have an office in Switzerland and be a bank or securities dealer subject to supervision by FINMA, to perform the functions of a Swiss paying agent.

8.                  TAXATION

(a)                 All payments to be made by or on behalf of the Issuer in respect of the Notes (including, for the avoidance of doubt, payments by a Paying Agent) shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other government charges of any nature ("Taxes") imposed, levied, collected, withheld or assessed by or on behalf of any Tax Jurisdiction or any political subdivision thereof  or  any  authority  of  or  in  a  Tax  Jurisdiction  or  any  political  subdivision thereof having the power to impose, levy, collect, withhold or assess Taxes, unless withholding, deduction or accounting for such Taxes is required by law.

(b)                In the event that any payment to be made by or on behalf of the Issuer in respect of the Notes (including, for the avoidance of doubt, payments by a Paying Agent) is subject to any withholding or deduction for, or on account of, any Taxes by requirement of law in a Tax Jurisdiction (as determined by the relevant tax authority of or in such Tax Jurisdiction), the Issuer shall pay such additional amounts as will result in the Holders receiving the amounts that they would have received in respect of the Notes if no such withholding or deduction had been required ("Additional  Amounts").

(c)                 No Additional Amounts will be payable pursuant to clause (b) of this Condition 8 in relation to any Note:

(i)                 if the relevant Holder is liable for such Taxes on such Note as a result of having some connection  with  the  relevant  Tax  Jurisdiction  other  than  its  mere  ownership or possession  of  such  Note  or  the  receipt  of  principal  or  interest  in  respect  thereof; or

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(ii)                with respect to any Tax collected pursuant to the provisions of, or any laws or an agreement with any Tax Jurisdiction relating to, Sections 1471 through 1474 of the US Internal Revenue Code (commonly referred to as "FATCA"); or

(iii)              where such withholding or deduction is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the draft legislation of the Swiss Federal Council of 17 December 2014, or otherwise changing the Swiss federal withholding tax system from an issuer-based system to a paying agent-based system pursuant to which a person other than the issuer is required to withhold tax on any interest payments; or

(iv)              to the extent any combination of subclauses (i) through (iii) of this clause (c) applies.

(d)                Any reference in these Terms and Conditions to amounts payable by the Issuer in respect of the  Notes  includes  (i) any Additional  Amount  payable  pursuant  to  this  Condition  8  and

(ii)   any sum payable pursuant to an obligation taken in addition to or in substitution for the obligation in this Condition 8.

9.                  STATUTE OF LIMITATIONS

In accordance with Swiss law, (a) claims for interest payments under the Notes will become time- barred after the five-year period and (b) claims for the repayment or redemption of Notes will become time-barred  after  the  ten-year  period,  in  each  case,  commencing  on  the  date  on  which  such payments, repayment or redemption become due and payable.

10.              EVENTS OF DEFAULT

(a)                 If any of the following events occurs, such occurrence will constitute an "Event of Default":

(i)                 the Issuer fails to pay the principal amount of any Note if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days; or

(ii)                the Issuer fails to pay any interest on the Notes if and when the same becomes due and payable under these Terms and Conditions, and such failure continues unremedied for a period of 30 days; or

(iii)              the  Issuer  fails  to  observe  or  perform  any  other  covenant,  condition,  or  agreement contained in these Terms and Conditions, and such failure continues unremedied for a period of 60 days after written notice thereof from any Holder to the Issuer; or

(iv)               a Bankruptcy Event.

(b)                Upon the occurrence of an Event of Default relating to any failure of the Issuer to meet any payment obligation under these Terms and Conditions and subject to Condition 6 (Contingent  Write-down),  (i)  such  payment  obligation  (and  such  payment  obligation  only) will be immediately deemed a due and payable (fällige) payment obligation of the Issuer, and (ii) if (A) the relevant Holder has formally requested payment of such payment obligation, (B) such payment obligation has not been fulfilled within the statutory period under Swiss law commencing after the date of such formal request and (C) a writ of payment (Zahlungsbefehl) has been issued with respect to such payment obligation pursuant to  the  DEBA,  the  relevant  Holder  may  institute  proceedings  against  the  Issuer  in Switzerland (but not elsewhere) to enforce its rights with respect to such payment obligation under the DEBA.

(c)                 If a debt collection or insolvency proceeding with respect to the Issuer is instituted in Switzerland in  accordance  with  clause  (b)  of  this  Condition  10,  the Issuer  shall  not  (i)  after having received  the  writ  of  payment  (Zahlungsbefehl)  relating  to  the  relevant  payment

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obligation, argue or plead that such payment obligation is not due and payable by the Issuer, or (ii) prior to the declaration of bankruptcy (or similar proceeding under Swiss insolvency laws), make any payment to the relevant Holder under or in connection with the Notes.

(d)                In the case of any Event of Default arising under subclause (a)(iii) of this Condition 10 and subject to Condition 6 (Contingent Write-down), any Holder may seek specific performance or  damages  with  respect  to  such  Event  of  Default  pursuant  to  the  Swiss  Code if so entitled thereunder. Any such damage claim of any Holder will rank junior to the rights and claims of all holders of Senior Obligations.

(e)                 In the case of any Event of Default arising under subclause (a)(iv) of this Condition 10 and subject to Condition 6 (Contingent Write-down), any Holder may, by written notice to the Issuer, declare the principal amount of any of its Notes, together with any accrued and unpaid interest thereon, immediately due and payable, without presentment, demand, protest or other notice of any kind.

(f)                 No remedy against the Issuer other than those described in this Condition 10 will be available to  the  Holders  in  connection  with  the  Issuer's  obligations  under  these  Terms  and Conditions, whether  for  the  recovery  of  amounts  owing  under  these  Terms  and  Conditions or in respect of any breach by the Issuer of any of its other obligations under these Terms and Conditions  or  otherwise.  In  particular,  no  Holder  may  declare  (i)  the  principal  amount of any Notes due and payable prior to any Redemption Date, or (ii) any interest on any Notes due and payable prior to the relevant Interest Payment Date, except, in the case of each  of  subclauses  (i)  and  (ii)  of  this  clause  (f),  pursuant  to  clause (e) of  this  Condition  10.

11.              SUBSTITUTION AND AMENDMENT

(a)                 If a Tax Event, a Regulatory Event or an Alignment Event has occurred, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, either substitute all, but not some only, of the Notes for, or amend these Terms and Conditions so that they remain or become, Compliant Securities, provided  that:

(i)                 neither a Tax Event nor a Regulatory Event arises as a result of such substitution or amendment;

(ii)                FINMA has approved such substitution or amendment (if such approval is then required under applicable Swiss laws and regulations);

(iii)              the Issuer has given the Holders not less than 30 days' notice of such substitution or amendment in accordance with Condition 12 (Notices), which notice (the "Substitution or Amendment Notice") will, subject to subclause (a)(iv) of this Condition 11, be irrevocable, and state the date on which such substitution or amendment will be effective (the "Substitution or Amendment Effective Date");

(iv)              prior to the publication of any notice pursuant to subclause (a)(iii) of this Condition 11, the Issuer shall deliver to the Principal Paying Agent (A) a certificate signed by two Authorised Signatories stating that the relevant requirement or circumstance giving rise to the right to substitute or amend the terms of the Notes, as applicable, pursuant to this clause (a) of this Condition 11 is satisfied and the reasons therefor and such certificate will be conclusive and binding on the Holders, and (B) an opinion of independent legal advisers of recognised standing  to  the  effect  that  circumstances  entitling  the  Issuer  to  exercise its right to substitute or amend the terms of the Notes, as applicable, pursuant to this clause (a) of this Condition 11 have arisen; and

(v)                no Trigger Event or Viability Event has occurred prior to the relevant Effective Date.

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In connection with any substitution or amendment in accordance with this clause (a) of this Condition 11, the Issuer shall comply with the rules of any stock exchange on which the Notes are for the time being listed or admitted to trading.

An "Alignment Event" will have occurred if, as a result of any change in National Regulations at  any  time  after  the  Issue  Date,  any  Relevant  Swiss  Issuer  would  be  permitted to issue or guarantee (including, without limitation, by providing a guarantee, credit support agreement  or  similar  undertaking),  or  has  issued  or  guaranteed  (including,  without limitation, by providing a guarantee, credit support agreement or similar undertaking), a capital instrument that (i) is eligible in full to be (A) treated as Additional Tier 1 Capital and (B)  counted  towards  either  the  Going-Concern  LR  Requirement  or  the  Going-Concern RWA Requirement (or both), and (ii) has terms and conditions that (A) include a write- down feature, and (B) contain one or more provisions that are, in the reasonable opinion of UBS Group AG, different in any material respect from those in these Terms and Conditions, which provisions, if they had been included in these Terms and Conditions, would have prevented the Notes from being eligible in full to be treated as Additional Tier 1  Capital  and/or  to  be  counted  towards  either  the  Going-Concern  LR  Requirement or the Going-Concern RWA Requirement (or both) immediately prior to such change in National Regulations.

(b)                In addition to its rights under clause (a) of this Condition 11, the Issuer may, without the consent of the Holders unless so required by mandatory provisions of Swiss law, make any amendment to these Terms and Conditions that it considers to be (i) necessary or desirable to  give  effect  to  the  provisions  of  clause  (a)  of  Condition  13  (Issuer  Substitution) (including, without limitation, (x) if the Substitute Issuer is organised and/or resident for tax purposes in a jurisdiction other than Switzerland, any amendments to any references to the jurisdiction of "Switzerland" contained herein, including, without limitation, amendments to the definition of the term "Bankruptcy Event", the definition of the term "Business Day",  the  governing  law  of  the  subordination  provisions  set  forth  in  Condition  3 (Status and Subordination) and the provisions of Condition 10  (Events of Default), and

(y) any amendments to reflect UBS Group AG's guarantee described in subclause (a)(iii) of Condition 13 (Issuer Substitution)), or (ii) formal, minor or technical in nature, or

(iii)   necessary  to  correct  a  manifest  error,  or  (iv)  not  materially prejudicial to  the  interests of the Holders.

(c)                 The  Issuer  shall  notify  the Holders of  any  amendments  made  pursuant to clause  (b)  of  this Condition 11 in accordance with Condition 12 (Notices), which notice shall state the date on which such amendment will be effective.

(d)                Any amendment made pursuant to this Condition 11 will be binding on the Holders in accordance with its terms.

12.              NOTICES

So long as the Notes are listed on the SIX Swiss Exchange, notices to Holders shall be given by the  Issuer  (a)  by  means  of  electronic  publication  on  the  internet  website  of  the  SIX  Swiss  Exchange (https://www.six-group.com/exchanges/index_en.html),  where notices are as at the Issue Date published       under      the          address                                          https://www.six- group.com/exchanges/news/official_notices/search_en.html, or (b) otherwise in accordance with the regulations of the SIX Swiss Exchange. Any notice will be validly given on the date of such publication or, if published more than once, on the date of the first such publication.

If the  Notes  are  for  any  reason  no  longer  listed  on  the  SIX  Swiss  Exchange,  notices  to  Holders  will be given by the Issuer to the Intermediary for forwarding to the Holders. Any such notice will be validly given on the date of delivery to the Intermediary.

13.              ISSUER SUBSTITUTION

(a)                 The Issuer (for purposes of this Condition 13, the "Current Issuer") may, without the consent of  the  Holders,  substitute  any  entity  (whether  or  not  such  entity  is  organised  under the laws of Switzerland) (such substitute entity, the "Substitute Issuer") for itself as

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principal debtor under the Notes upon giving no more than 30 and no less than 10 days' notice to the Holders in accordance with Condition 12 (Notices), provided that:

(i)                 the Substitute Issuer is UBS Group AG or at least 95 per cent. of the Substitute Issuer's  capital  and  voting  rights  are   held,   directly   or   indirectly,   by UBS Group AG;

(ii)                the Current Issuer is not in default in respect of any amount payable under the Notes at the time of such substitution;

(iii)              if the Substitute Issuer is not UBS Group AG, UBS Group AG has irrevocably and unconditionally guaranteed to the Holders, pursuant to article 111 of the Swiss Code and on a subordinated basis corresponding mutatis mutandis to Condition 3 (Status and Subordination), the due and punctual payment of principal and interest and all other amounts due and payable by the Substitute Issuer under, or in respect of, the Notes upon receipt of the written request for payment of the relevant amount, and on the terms whereby subclause (j)(iii) of Condition 4(i)(iii) (Interest), Condition 8 (Taxation), Condition 10 (Events of Default) and Condition 16 (No Set-off by Holders) apply to UBS Group AG and to its obligations under such guarantee either by making the necessary consequential amendments to such Conditions or including such Conditions applicable to UBS Group AG and to its obligations under such guarantee in such guarantee itself, as applicable;

(iv)              UBS  Group  AG,  the  Current  Issuer  and  the  Substitute  Issuer  (1)  have  entered  into such documents (the "Substitution Documents") as are necessary to give effect to such  substitution  and  pursuant  to  which  the  Substitute  Issuer  has  (x)  undertaken in favour of each Holder to be bound by these Terms and Conditions as the principal debtor (on a subordinated basis corresponding to Condition 3 (Status and Subordination)) under the Notes in place of the Current Issuer and

(y) assumed the obligations of the Current Issuer under the Agency Agreement, and (2)  procure  that  all  action,  conditions  and  things  required  to  be  taken,  fulfilled and done (including, without limitation, the obtaining of any necessary consents) to ensure that the Substitution Documents represent valid, legally binding and enforceable obligations of the Substitute Issuer have been taken, fulfilled and done and are in full force and effect;

(v)                if the Substitute Issuer is resident for tax purposes in a jurisdiction (the "New Residence")  other  than  that  in  which  the  Current  Issuer  prior  to  such  substitution was resident for tax purposes (the "Former Residence"), the Substitution Documents contain an undertaking by the Substitute Issuer and/or such other provisions as may be necessary to ensure that each Holder has the benefit of an undertaking in terms corresponding to the provisions of Condition 8 (Taxation) in relation to the payment of all amounts due and payable under, or in respect of, the Notes  and  in  relation  to  the  guarantee  referred  to  in  clause  (iii)  above,  with,  in the case of the Notes but not such guarantee, the substitution of references to the Former Residence with references to the New Residence, and an undertaking by the  Substitute  Issuer  to  indemnify  each  Holder  against  any  Tax  that  is  imposed  on it by (or by any authority in or of) the New Residence and, if different, the jurisdiction of the Substitute Issuer's organisation with respect to any Note and that would not have been so imposed had the substitution not been made, as well as against any Tax, and any cost or expense, relating to such substitution;

(vi)              if the Substitute Issuer is not UBS Group AG, FINMA has approved such substitution (if such approval is then required under applicable Swiss laws and regulations), and the Current Issuer and the Substitute Issuer have obtained all other necessary governmental and other approvals and consents for such substitution and for the performance by the Substitute Issuer of its obligations under the Substitution Documents;

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(vii)             if the Substitute Issuer is not organised under the laws of Switzerland, the Substitute Issuer has appointed a process agent as its agent in Switzerland to receive service  of  process  on  its  behalf  in  relation  to  any  legal  proceedings  arising out of or in connection with the Notes;

(viii)           the Substitute Issuer has appointed a Paying Agent in Switzerland that is a participant in the Intermediary; and

(ix)               such substitution does not give rise to a Tax Event or a Regulatory Event.

(b)                Upon any substitution pursuant to clause (a) of this Condition 13, (i) the Substitute Issuer will succeed to, and be substituted for, and may exercise every right and power of, the Current Issuer under the Notes with the same effect as if the Substitute Issuer had been named as  Issuer  in  these  Terms  and  Conditions,  and  (ii)  the  Current  Issuer  will  be  released from its obligations under the Notes.

(c)                 After giving effect to any substitution pursuant to clause (a) of this Condition 13,

(i)   references to the "Issuer" in the Notes and these Terms and Conditions will be references to  the  Substitute  Issuer,  and  (ii)  references  to  the  "Tax  Jurisdiction"  in  the  Notes and these Terms and Conditions will be read and construed as including the jurisdiction of establishment of the Substitute Issuer and, if different, the jurisdiction in which the Substitute Issuer is resident for tax purposes instead of or in addition to (as the case may be) references to the jurisdiction of establishment of the Issuer and Switzerland.

14.              FURTHER  ISSUES

The Issuer may from time to time without the consent of the Holders issue further notes and, provided that such notes have the same terms and conditions as the Notes in all respects (or in all respects except  for  the  issue  date  and/or  first  date  on  which  interest  is  paid),  such  further  notes  will be consolidated and form a single series with the Notes. If the Issuer issues any such further notes pursuant to this Condition 14, references in these Terms and Conditions to "Notes" include such further notes, unless the context otherwise requires.

15.              CURRENCY INDEMNITY

Any amount  received  or  recovered  by  any  Holder  in  a  currency  other  than  USD  (whether  as  a  result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise) under the Notes will only constitute a discharge of the Issuer to the extent of the amount in USD that such Holder is able to purchase with the amount so received or recovered in such other currency on the date of such receipt or recovery (or, if it is not practicable to purchase USD with such amount on such date, on the first date on  which  it  is  practicable  to  do so).  If  the  amount  of  USD  that  such  Holder  is  able  to  purchase is less than the amount owed by the Issuer to such Holder under the Notes, the Issuer shall indemnify such Holder against any loss sustained by it as a result. In addition, the Issuer shall indemnify such Holder for the costs of making such purchase. For purposes of this Condition 15, it is sufficient for the relevant Holder to demonstrate that it would have suffered a loss had an actual purchase been made. The indemnities under this Condition 15 will (a) constitute a separate and independent  obligation  from  the  Issuer's  other  obligations  hereunder,  (b)  give  rise  to  a  separate and independent cause of action, (c) apply irrespective of any indulgence granted by any Holder and (d) continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any amount due under the Notes or any other judgment or order.

16.              NO SET-OFF BY HOLDERS

Subject to  applicable  law,  each  Holder,  by  acceptance  of  any  direct  or  beneficial  interest  in  a  Note, agrees that it will not, and waives its right to, exercise, claim or plead any right of set-off, compensation or retention with respect to any amount owed to it by the Issuer in respect of, or arising in connection with, the Notes.

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17.              NO  CONVERSION

Notwithstanding the powers of FINMA under articles 25 et seq. of the FBA or pursuant to any successor or analogous Swiss law or regulation applicable to bank holding companies in Switzerland such as UBS Group AG, the Notes shall under no circumstances be converted into equity of the Issuer, and shall only absorb losses pursuant to these Terms and Conditions.

18.              GOVERNING LAW AND JURISDICTION

(a)                 The  Notes  shall  be  governed  by  and  construed  in  accordance  with  the  laws  of  Switzerland.

(b)                The courts of the Canton of Zurich (venue being the City of Zurich) shall have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the Notes.

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